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                                                                     EXHIBIT 5.1

                    [Fulbright & Jaworski L.L.P. Letterhead]

June 12, 1997


Camco International Inc.
7030 Ardmore
Houston, Texas 77054

Ladies and Gentlemen:

             We have acted as counsel to Camco International Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 (the "Act") of an aggregate of 2,147,799 shares (the "Shares") of the Company's common stock, $.01 par value (the "Common Stock"), and associated rights to purchase shares of Common Stock ("Rights"), of which
(i) 1,500,000 shares of Common Stock and associated Rights are to be offered upon the terms and subject to the conditions set forth in the Company's 1997 Long-Term Incentive Plan (the "1997 Plan"), (ii) 150,000 shares of Common Stock and associated Rights are to be offered upon the terms and subject to the conditions set forth in the Company's Amended and Restated Stock Option Plan for Nonemployee Directors (the "Directors Plan"), (iii) 88,888 shares of Common Stock and associated Rights are to be offered upon the terms and subject to the conditions of the Production Operators Corp 1980 Long-Term Incentive Plan, as amended (the "1980 Plan"), and (iv) 408,911 shares of Common Stock and associated Rights to be offered upon the terms and subject to the conditions of the Production Operators Corp 1992 Long-Term Incentive Plan, as amended (the "1992 Plan" and together with the 1997 Plan, the Directors Plan and the 1980 Plan, the "Plans").

             We have examined or considered originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Company, the By-laws of the Company, as amended, the Plans, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also reviewed the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

             We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

             Based on the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the applicable Plan will be duly and validly issued, fully paid and nonassessable.

             The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Sincerely,

                                        Fulbright & Jaworski L.L.P.